EXHIBIT 23.3

                          Independent Auditors' Consent


The Board of Directors
Bull Run Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-91296 and 33-91298) on Form S-8 of Bull Run Corporation of our report dated October 11, 1996 with respect to the consolidated balance sheets of Host Communications, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1996 annual report on Form 10-KSB of Bull Run Corporation.

Our report refers to a change in the method of accounting for license fee revenues and rights fee expenses.

                                             /s/  KPMG PEAT MARWICK LLP

Cincinnati, Ohio
March 21, 1997